Exhibit 99.(17)(d)

ANNUAL REPORT

June 30, 2009

MUTUAL FUNDS

Van Kampen

Equity Growth
Fund

Privacy Notice information on the back.

Welcome, Shareholder

In this report, you’ll learn about how your investment in Van Kampen Equity Growth Fund performed during the annual period. The portfolio management team will provide an overview of the market conditions and discuss some of the factors that affected investment performance during the reporting period. In addition, this report includes the fund’s financial statements and a list of fund investments as of June 30, 2009.

This material must be preceded or accompanied by a Class A, B, and C share or Class I share prospectus for the fund being offered. The prospectuses contain information about the fund, including the investment objectives, risks, charges and expenses. To obtain an additional prospectus, contact your financial advisor or download one at vankampen.com. Please read the prospectus carefully before investing.

Market forecasts provided in this report may not necessarily come to pass. There is no assurance that a mutual fund will achieve its investment objective. Funds are subject to market risk,which is the possibility that the market values of securities owned by the fund will decline and that the value of the fund shares may therefore be less than what you paid for them. Accordingly, you can lose money investing in this fund.

NOT FDIC INSURED NOT INSURED BY ANY FEDERAL GOVERNMENT AGENCY	OFFER NO BANK GUARANTEE	MAY LOSE VALUE NOT A DEPOSIT

Performance Summary as of 6/30/09 (Unaudited)

Performance of a $10,000 investment

This chart compares your fund’s performance to that of the Russell 1000® Growth Index from 6/30/99 through 6/30/09. Class A shares, adjusted for sales charges.

	A Shares since 5/28/98		B Shares since 5/28/98		C Shares since 5/28/98		I Shares since 8/12/05
Average Annual Total Returns	w/o sales charges	w/max 5.75% sales charge	w/o sales charges	w/max 5.00% sales charge	w/o sales charges	w/max 1.00% sales charge	w/o sales charges
Since Inception	0.35%	-0.18%	-0.18%	-0.18%	-0.35%	-0.35%	-1.30%
10-year	-1.86	-2.44	-2.41	-2.41	-2.54	-2.54	—
5-year	0.51	-0.66	0.14	-0.16	-0.23	-0.23	—
1-year	-21.83	-26.32	-21.72	-25.64	-22.32	-23.10	-21.52

Performance data quoted represents past performance, which is no guarantee of future results, and current performance may be lower or higher than the figures shown. For the most recent month-end performance figures, please visit vankampen.com or speak with your financial advisor. Investment returns and principal value will fluctuate and fund shares, when redeemed, may be worth more or less than their original cost.

Because Class B shares incurred lower expenses under the 12b-1 Plan than did Class A shares for the year ended June 30, 2009, the total operating expense ratio for Class B shares was lower and, as a result, the performance of Class B shares was higher than that of Class A shares. There can be no assurance that this will continue to occur in the future as the maximum fees payable by Class B shares under the 12b-1 Plan are higher than those payable by Class A shares.

The returns shown in this report do not reflect the deduction of taxes that a shareholder would pay on fund distributions or the redemption of fund shares. Performance of share classes will vary due to differences in sales charges and expenses. Average annual total return with sales charges includes payment of the maximum sales charge of 5.75 percent for Class A shares, a contingent deferred sales charge of 5.00 percent for Class B shares (in year one and declining to zero after year five), a contingent deferred sales charge of 1.00 percent for Class C shares in year one and combined Rule 12b-1 fees and service fees of up to 0.25 percent for Class A shares and up to 1.00 percent for Class B and C shares. The since inception and 10-year returns for Class B shares reflect the conversion of Class B shares into Class A shares eight years after purchase. Class I shares are available for purchase exclusively by investors through (i) tax-exempt retirement plans with assets of at least $1 million (including 401(k) plans, 457 plans, employer-sponsored 403(b) plans, profit sharing and money purchase plans, defined benefit plans and non-qualified deferred compensation plans), (ii) fee-based investment programs with assets of at least $1 million, (iii) qualified state tuition plan (529 plan) accounts, (iv) institutional clients with assets of at least $1 million and (v) certain Van Kampen investment companies. Class I shares are offered without any sales charges on purchases or sales and do not include combined Rule 12b-1 fees and service fees. Figures shown above assume reinvestment of all dividends and capital gains. The fund’s adviser has waived or reimbursed fees and expenses from time to time; absent such waivers/reimbursements the fund’s returns would have been lower. Periods of less than one year are not annualized.

The Russell 1000® Growth Index measures the performance of the large-cap growth segment of the U.S. equity universe. It includes those Russell 1000® Index companies with higher price-to book ratios and higher forecasted growth values. The Russell 1000® Index is an index of approximately 1,000 of the largest U.S. securities based on a combination of market capitalization and current index membership. The Index is unmanaged and its returns do not include any sales charges or fees. Such costs would lower performance. It is not possible to invest directly in an index.

Fund Report

For the 12-month period ended June 30, 2009

Market Conditions

The 12-month period ended June 30, 2009 encompassed a V-shaped rebound in stock prices, although the recovery regained only a part of the market’s losses. The second half of 2008 and the first few months of 2009 were characterized by the continuation of housing market weakness, job losses, falling consumer spending and diminished earnings prospects for companies in all sectors of the economy. The bankruptcy of Lehman Brothers in September 2008 initiated a strong downdraft in the already volatile stock market.

However, the market appeared to reach a bottom on March 9 as investors began to anticipate stabilization in the U.S. economy. The rate of decline in some economic data points began to slow, credit conditions improved and new plans announced by the Treasury and Federal Reserve were well received by investors. Corporate news also bolstered sentiment as two large banks reported profitability in the first quarter of 2009 and the pharmaceuticals industry initiated several high profile consolidations. Against this backdrop, the market rallied from March through the end of the reporting period. But many believe caution was still warranted as the economy and corporate earnings have yet to show evidence of a true turnaround.

Fund performance has rebounded significantly from the second half of 2008, yet we have made few changes to the names held in the portfolio. While conditions do appear to be improving this year, we feel that there is little visibility and the risk of potential volatility still exists. Last year we felt that market volatility was far greater than fundamental business volatility. The market was fearful and rotational, and there was little differentiation on fundamentals and quality. In our view, we are starting to see some focus on company fundamentals. We feel confident that our long-term perspective is likely to fare well over a three- to five-year horizon. Our investment team continues to focus on quality—the nature and sustainability of competitive advantage and balance sheet strength.

Performance Analysis

All share classes of Van Kampen Equity Growth Fund outperformed the Russell 1000® Growth Index (the “Index”) for the 12 months ended June 30, 2009, assuming no deduction of applicable sales charges.

Total returns for the 12-month period ended June 30, 2009

Class A	Class B	Class C	Class I	Russell 1000® Growth Index
-21.83%	-21.72%	-22.32%	-21.52%	-24.50%

The performance for the four share classes varies because each has different expenses. The Fund’s total return figures assume the reinvestment of all distributions, but do not reflect the deduction of any applicable sales charges. Such costs would lower performance. Past performance is no guarantee of future results. See Performance Summary for standardized performance information and index definition.

Because Class B shares incurred lower expenses under the 12b-1 Plan than did Class A shares for the year ended June 30, 2009, the total operating expense ratio for Class B shares was lower and, as a result, the performance of Class B shares was higher than that of Class A shares. There can be no assurance that this will continue to occur in the future as the maximum fees payable by Class B shares under the 12b-1 Plan are higher than those payable by Class A shares.

The Fund’s outperformance of the Index during the period was driven primarily by three sectors:

•  Stock selection in technology had the largest positive effect on relative performance, although an underweight there did modestly detract. Within the sector, the computer services software and systems industry was the leading contributor.

•  Both stock selection and an overweight in financial services had the second largest positive effect on relative performance, driven solely by the securities brokerage and services industry.

•  An overweight and stock selection in consumer discretionary had the third largest positive effect on relative performance. Within the sector, holdings in the retail and consumer electronics industries added the most to relative gains.

Although the Fund outperformed the Index, there were three areas that detracted from overall performance:

•  Both stock selection and a relative overweight in the other (multi-industry) sector had the largest negative effect on relative performance.

•  An underweight in consumer staples also hurt relative returns. Within the sector, the miscellaneous consumer staples industry was the sole detractor.

•  The third largest detractor to Fund performance was an overweight in the materials and processing sector, hampered by exposure to the fertilizers industry.

Market Outlook

In our view, the market seems to be stabilizing but until visibility improves, share prices will continue to be susceptible to periods of volatility. Nonetheless, we remain optimistic and continue to focus on company fundamentals rather than macro forecasting. It is our goal to hold a portfolio of high-quality growth stocks we believe may perform well regardless of the market environment. We continue to favor companies that have some uniqueness or dynamic competitive advantage in their business model, with a high-quality stream of cash flow and earnings growth and the ability to redeploy capital at a high rate of return.

Thank you for your continued support.

There is no guarantee that any sectors mentioned will continue to perform as discussed herein or that securities in such sectors will be held by the Fund in the future.

Top 10 Holdings as of 6/30/09 (Unaudited)

Google, Inc., Class A	6.2%
Apple, Inc.	6.1
Amazon.com, Inc.	5.9
Monsanto Co.	5.8
MasterCard, Inc., Class A	4.6
China Merchants Holdings International Co., Ltd.	4.6
New Oriental Education & Technology Group, Inc. - ADR	4.2
Omnicom Group, Inc.	4.2
Corning, Inc.	4.0
Greenlight Capital Re Ltd., Class A	3.9

Summary of Investments by Industry Classification as of 6/30/09 (Unaudited)

Internet Software & Services	9.4%
Communications Equipment	6.3
Computer Hardware	6.1
Internet Retail	5.9
Fertilizers & Agricultural Chemicals	5.8
Real Estate Management & Development	5.6
Data Processing & Outsourced Services	4.6
Marine Ports & Services	4.6
Education Services	4.2
Advertising	4.2
Reinsurance	3.9
Specialized Finance	3.8
Oil & Gas Exploration & Production	3.6
Tobacco	3.3
Household Products	3.0
Trucking	2.4
Semiconductors	2.2
Auto Parts & Equipment	2.1
Wireless Telecommunication Services	1.9
Consumer Finance	1.9
Other Diversified Financial Services	1.8
Health Care Equipment	1.7
Property & Casualty Insurance	1.6
Distillers & Vintners	1.5
Hotels, Resorts & Cruise Lines	1.2
Leisure Products	1.0

(continued on next page)

Summary of Investments by Industry Classification as of 6/30/09 (Unaudited)

(continued from previous page)

Casinos & Gaming	0.9%
Total Long-Term Investments	94.5
Total Repurchase Agreements	5.2
Total Investments	99.7
Foreign Currency	0.0 *
Other Assets in Excess of Liabilities	0.3
Net Assets	100.0%

* Amount is less than 0.1%

Subject to change daily. Provided for informational purposes only and should not be deemed as a recommendation to buy or sell the securities mentioned or securities in the industries shown above. All percentages are as a percentage of net assets. Van Kampen is a wholly owned subsidiary of a global securities firm which is engaged in a wide range of financial services including, for example, securities trading and brokerage activities, investment banking, research and analysis, financing and financial advisory services.

For More Information About Portfolio Holdings

Each Van Kampen fund provides a complete schedule of portfolio holdings in its semiannual and annual reports within 60 days of the end of the fund’s second and fourth fiscal quarters. The semiannual reports and the annual reports are filed electronically with the Securities and Exchange Commission (SEC) on Form N-CSRS and Form N-CSR, respectively. Van Kampen also delivers the semiannual and annual reports to fund shareholders, and makes these reports available on its public Web site, www.vankampen.com. In addition to the semiannual and annual reports that Van Kampen delivers to shareholders and makes available through the Van Kampen public Web site, each fund files a complete schedule of portfolio holdings with the SEC for the fund’s first and third fiscal quarters on Form N-Q. Van Kampen does not deliver the reports for the first and third fiscal quarters to shareholders, nor are the reports posted to the Van Kampen public Web site. You may, however, obtain the Form N-Q filings (as well as the Form N-CSR and N-CSRS filings) by accessing the SEC’s Web site, http://www.sec.gov. You may also review and copy them at the SEC’s Public Reference Room in Washington, DC. Information on the operation of the SEC’s Public Reference Room may be obtained by calling the SEC at (800) SEC-0330. You can also request copies of these materials, upon payment of a duplicating fee, by electronic request at the SEC’s email address (publicinfo@sec.gov) or by writing the Public Reference section of the SEC, Washington, DC 20549-0102.

You may obtain copies of a fund’s fiscal quarter filings by contacting Van Kampen Client Relations at (800) 847-2424.

Householding Notice

To reduce Fund expenses, the Fund attempts to eliminate duplicate mailings to the same address. The Fund delivers a single copy of certain shareholder documents to investors who share an address, even if the accounts are registered under different names. The Fund’s prospectuses and shareholder reports (including annual privacy notices) will be delivered to you in this manner indefinitely unless you instruct us otherwise. You can request multiple copies of these documents by either calling (800) 341-2911 or writing to Van Kampen Investor Services at P.O. Box 219286, Kansas City, MO 64121-9286. Once Investor Services has received your instructions, we will begin sending individual copies for each account within 30 days.

Proxy Voting Policy and Procedures and Proxy Voting Record

You may obtain a copy of the Fund’s Proxy Voting Policy and Procedures without charge, upon request, by calling toll free (800) 847-2424 or by visiting our Web site at www.vankampen.com. It is also available on the Securities and Exchange Commission’s Web site at http://www.sec.gov.

You may obtain information regarding how the Fund voted proxies relating to portfolio securities during the most recent twelve-month period ended June 30 without charge by visiting our Web site at www.vankampen.com. This information is also available on the Securities and Exchange Commission’s Web site at http://www.sec.gov.

Expense Example

As a shareholder of the Fund, you incur two types of costs: (1) transaction costs, including sales charges (loads) on purchase payments of Class A Shares and contingent deferred sales charges on redemptions of Class B and Class C Shares; and (2) ongoing costs, including management fees; distribution and service (12b-1) fees; and other Fund expenses. This example is intended to help you understand your ongoing costs (in dollars) of investing in the Fund and to compare these costs with the ongoing costs of investing in other mutual funds.

The example is based on an investment of $1,000 invested at the beginning of the period and held for the entire period 1/1/09 - 6/30/09.

Actual Expense

The first line of the table below provides information about actual account values and actual expenses. You may use the information in this line, together with the amount you invested, to estimate the expenses that you paid over the period. Simply divide your account value by $1,000 (for example, an $8,600 account value divided by $1,000 = 8.6), then multiply the result by the number in the first line under the heading entitled “Expenses Paid During Period” to estimate the expenses you paid on your account during this period.

Hypothetical Example for Comparison Purposes

The second line of the table below provides information about hypothetical account values and hypothetical expenses based on the Fund’s actual expense ratio and an assumed rate of return of 5% per year before expenses, which is not the Fund’s actual return. The hypothetical account values and expenses may not be used to estimate the actual ending account balance or expenses you paid for the period. You may use this information to compare the ongoing cost of investing in the Fund and other funds. To do so, compare this 5% hypothetical example with the 5% hypothetical examples that appear in the shareholder reports of the other funds.

Please note that the expenses shown in the table are meant to highlight your ongoing costs only and do not reflect any transactional costs, such as sales charges (loads) or contingent deferred sales charges. Therefore, the second line of the table is useful in comparing ongoing costs only, and will not help you determine the relative total costs of owning different funds. In addition, if these transactional costs were included, your cost would have been higher.

	Beginning Account Value	Ending Account Value	Expenses Paid During Period*
	1/1/09	6/30/09	1/1/09-6/30/09
Class A
Actual	$1,000.00	$1,344.19	$6.74
Hypothetical (5% annual return before expenses)	1,000.00	1,019.04	5.81
Class B
Actual	1,000.00	1,346.44	6.46
Hypothetical (5% annual return before expenses)	1,000.00	1,019.29	5.56
Class C
Actual	1,000.00	1,340.98	11.09
Hypothetical (5% annual return before expenses)	1,000.00	1,015.32	9.54
Class I
Actual	1,000.00	1,346.91	5.41
Hypothetical (5% annual return before expenses)	1,000.00	1,020.18	4.66

*  Expenses are equal to the Fund’s annualized expense ratio of 1.16%, 1.11%, 1.91% and 0.93% for Class A, B, C and I Shares, respectively, multiplied by the average account value over the period, multiplied by 181/365 (to reflect the one-half year period). These expense ratios reflect an expense waiver. The Class B expense ratio reflects actual 12b-1 fees of less than 1%.

Assumes all dividends and distributions were reinvested.

Investment Advisory Agreement Approval

Both the Investment Company Act of 1940 and the terms of the Fund’s investment advisory agreement require that the investment advisory agreement between the Fund and its investment adviser be approved annually both by a majority of the Board of Directors and by a majority of the independent directors voting separately.

At meetings held on April 17, 2009 and May 20-21, 2009, the Board of Directors, and the independent directors voting separately, considered and ultimately determined that the terms of the investment advisory agreement are fair and reasonable and approved the continuance of the investment advisory agreement as being in the best interests of the Fund and its shareholders. In making its determination, the Board of Directors considered materials that were specifically prepared by the investment adviser at the request of the Board and Fund counsel, and by an independent provider of investment company data contracted to assist the Board, relating to the investment advisory agreement review process. The Board also considered information received periodically about the portfolio, performance, the investment strategy, portfolio management team and fees and expenses of the Fund. Finally, the Board considered materials it had received in approving an acquisition by the Fund of another fund that was completed in 2008. The Board of Directors considered the investment advisory agreement over a period of several months and the directors held sessions both with the investment adviser and separate from the investment adviser in reviewing and considering the investment advisory agreement.

In approving the investment advisory agreement, the Board of Directors considered, among other things, the nature, extent and quality of the services provided by the investment adviser, the performance, fees and expenses of the Fund compared to other similar funds and other products, the investment adviser’s expenses in providing the services and the profitability of the investment adviser and its affiliated companies. The Board of Directors considered the extent to which any economies of scale experienced by the investment adviser are shared with the Fund’s shareholders, and the propriety of existing and alternative breakpoints in the Fund’s investment advisory fee schedule. The Board of Directors considered comparative advisory fees of the Fund and other investment companies and/or other products at different asset levels, and considered the trends in the industry versus historical and projected assets of the Fund. The Board of Directors also reviewed the benefit to the investment adviser of receiving research paid for by Fund assets and the propriety of such arrangements. The Board of Directors evaluated other benefits the investment adviser and its affiliates derive from their relationship with the Fund. The Board of Directors reviewed information about the foregoing factors and considered changes, if any, in such information since its previous approval. The Board of Directors discussed the financial strength of the investment adviser and its affiliated companies and the capability of the personnel of the investment adviser, and specifically the strength and background of its portfolio management personnel. The Board of Directors reviewed the statutory and regulatory requirements for approval and disclosure of investment advisory agreements. The Board of Directors, including the independent directors, evaluated all of the foregoing and does not believe any single factor or group of factors control or dominate the review process, and, after considering all factors together, has determined, in the exercise of its business judgment, that approval of the investment advisory agreement is in the best interests of the Fund and its shareholders. The following summary provides more detail on certain matters considered but does not detail all matters considered.

Nature, Extent and Quality of the Services Provided. On a regular basis, the Board of Directors considers the roles and responsibilities of the investment adviser as a whole and those specific to portfolio management, support and trading functions servicing the Fund. The directors discuss with the investment adviser the resources available and used in managing the Fund and changes made in the Fund’s portfolio management team and the Fund’s portfolio management strategy over time. The Fund discloses information about its portfolio management team members and their experience in its prospectus. The directors also discuss certain other services which are provided on a cost-reimbursement basis by the investment adviser or its affiliates to the Van Kampen funds including certain accounting, administrative and legal services. The Board has determined that the nature, extent and quality of the services provided by the investment adviser support its decision to approve the investment advisory agreement.

Performance, Fees and Expenses of the Fund. On a regular basis, the Board of Directors reviews the performance, fees and expenses of the Fund compared to its peers and to appropriate benchmarks. In addition, the Board spends more focused time on the performance of the Fund and other funds in the Van Kampen complex, paying specific attention to underperforming funds. The directors discuss with the investment adviser the performance goals and the actual results achieved in managing the Fund. When considering a fund’s performance, the directors and the investment adviser place emphasis on trends and longer-term returns (focusing on one-year, three-year and five-year performance with special attention to three-year performance) and, when a fund’s weighted performance is under the fund’s benchmark or peers, they discuss the causes and where necessary seek to make specific changes to investment strategy or investment personnel. The Fund discloses more information about its performance elsewhere in this report and in the Fund’s prospectus. The directors discuss with the investment adviser the level of advisory fees for this Fund relative to comparable funds and other products advised by the adviser and others in the marketplace. The directors review not only the advisory fees but other fees and expenses (whether paid to the adviser, its affiliates or others) and the Fund’s overall expense ratio. The Fund discloses more information about its fees and expenses in its prospectus. The Board has determined that the performance, fees and expenses of the Fund support its decision to approve the investment advisory agreement.

Investment Adviser’s Expenses in Providing the Service and Profitability. At least annually, the directors review the investment adviser’s expenses in providing services to the Fund and other funds advised by the investment adviser and the profitability of the investment adviser. These profitability reports are put together by the investment adviser with the oversight of the Board. The directors discuss with the investment adviser its revenues and expenses, including, among other things, revenues for advisory services, portfolio management-related expenses, revenue sharing arrangement costs and allocated expenses both on an aggregate basis and per fund. The Board has determined that the analysis of the investment adviser’s expenses and profitability support its decision to approve the investment advisory agreement.

Economies of Scale. On a regular basis, the Board of Directors considers the size and growth prospects of the Fund and how that relates to the Fund’s expense ratio and particularly the Fund’s advisory fee rate. In conjunction with its review of the investment adviser’s profitability, the directors discuss with the investment adviser how more (or less) assets can affect the efficiency or effectiveness of managing the Fund’s portfolio and whether the advisory fee level is appropriate relative to current and projected asset levels and/or whether the advisory fee structure reflects economies of scale as asset levels change. The Board has determined that its review of the actual and potential economies of scale of the Fund support its decision to approve the investment advisory agreement.

Other Benefits of the Relationship. On a regular basis, the Board of Directors considers other benefits to the investment adviser and its affiliates derived from the investment adviser’s relationship with the Fund and other funds advised by the investment adviser. These benefits include, among other things, fees for transfer agency services provided to the funds, in certain cases research received by the adviser generated from commission dollars spent on funds’ portfolio trading, and in certain cases distribution or service related fees related to funds’ sales. The directors review with the investment adviser each of these arrangements and the reasonableness of its costs relative to the services performed. The Board has determined that the other benefits received by the investment adviser or its affiliates support its decision to approve the investment advisory agreement.

Van Kampen Equity Growth Fund

Portfolio of Investments • June 30, 2009

Description	Number of Shares	Value
Common Stocks 94.5%
Advertising 4.2%
Omnicom Group, Inc.	365,613	$11,546,059

Auto Parts & Equipment 2.1%
Minth Group Ltd. (Cayman Islands)	6,980,000	5,802,101

Casinos & Gaming 0.9%
Wynn Resorts Ltd. (a)	66,877	2,360,758

Communications Equipment 6.3%
Cisco Systems, Inc. (a)	337,255	6,286,433
Corning, Inc.	692,717	11,125,035
		17,411,468

Computer Hardware 6.1%
Apple, Inc. (a)	118,065	16,815,998

Consumer Finance 1.9%
American Express Co.	228,177	5,302,833

Data Processing & Outsourced Services 4.6%
MasterCard, Inc., Class A	75,940	12,705,521

Distillers & Vintners 1.5%
Diageo PLC—ADR (United Kingdom)	74,751	4,279,495

Education Services 4.2%
New Oriental Education & Technology Group, Inc.—ADR (Cayman Islands) (a)	172,343	11,609,024

Fertilizers & Agricultural Chemicals 5.8%
Monsanto Co.	214,656	15,957,527

Health Care Equipment 1.7%
Mindray Medical International Ltd., Class A—ADR (Cayman Islands)	171,068	4,776,219

Hotels, Resorts & Cruise Lines 1.2%
Ctrip.com International Ltd.—ADR (Cayman Islands)	71,316	3,301,931

Household Products 3.0%
Procter & Gamble Co.	160,306	8,191,637

Internet Retail 5.9%
Amazon.com, Inc. (a)	193,727	16,207,201

See Notes to Financial Statements

Description	Number of Shares	Value
Internet Software & Services 9.4%
Baidu, Inc.—ADR (Cayman Islands) (a)	19,214	$5,785,143
Google, Inc., Class A (a)	40,389	17,027,599
Tencent Holdings Ltd. (Cayman Islands)	271,000	3,155,313
		25,968,055

Leisure Products 1.0%
ARUZE Corp. (Japan) (a)	365,800	2,785,926

Marine Ports & Services 4.6%
China Merchants Holdings International Co., Ltd. (China)	4,399,820	12,649,833

Oil & Gas Exploration & Production 3.6%
Ultra Petroleum Corp. (Canada) (a)	258,636	10,086,804

Other Diversified Financial Services 1.8%
BM&F BOVESPA SA (Brazil)	833,885	5,013,098

Property & Casualty Insurance 1.6%
Berkshire Hathaway, Inc., Class B (a)	1,570	4,546,296

Real Estate Management & Development 5.6%
Brascan Residential Properties SA (Brazil)	2,793,941	6,088,353
Brookfield Asset Management, Inc., Class A (Canada)	547,002	9,337,324
		15,425,677

Reinsurance 3.9%
Greenlight Capital Re Ltd., Class A (Cayman Islands) (a)	627,883	10,868,655

Semiconductors 2.2%
Marvell Technology Group Ltd. (Bermuda) (a)	518,769	6,038,471

Specialized Finance 3.8%
CME Group, Inc.	34,138	10,620,673

Tobacco 3.3%
Philip Morris International, Inc.	206,135	8,991,609

Trucking 2.4%
DSV A/S (Denmark) (a)	539,548	6,701,065

Wireless Telecommunication Services 1.9%
Bharti Airtel Ltd. (India) (a)	318,694	5,323,820
Total Long-Term Investments 94.5% (Cost $289,677,013)		261,287,754

See Notes to Financial Statements

Description	Value
Repurchase Agreements 5.2%
Banc of America Securities ($800,034 par collateralized by U.S. Government obligations in a pooled cash account, interest rate of 0.06%, dated 06/30/09, to be sold on 07/01/09 at $800,035)	$800,034
JPMorgan Chase & Co. ($13,512,862 par collateralized by U.S. Government obligations in a pooled cash account, interest rate of 0.05%, dated 06/30/09, to be sold on 07/01/09 at $13,512,881)	13,512,862
State Street Bank & Trust Co. ($104 par collateralized by U.S. Government obligations in a pooled cash account, interest rate of 0.00%, dated 06/30/09, to be sold on 07/01/09 at $104)	104
Total Repurchase Agreements 5.2% (Cost $14,313,000)	14,313,000
Total Investments 99.7% (Cost $303,990,013)	275,600,754
Foreign Currency 0.0% (Cost $91,165)	91,551
Other Assets in Excess of Liabilities 0.3%	841,592
Net Assets 100.0%	$276,533,897

Certain securities trading in foreign markets that close before the New York Stock Exchange have been valued at their fair value as determined in good faith under procedures established by and under the general supervision of the Fund’s Directors. The total market value of these securities is $36,418,058.

Percentages are calculated as a percentage of net assets.

(a)  Non-income producing security.

ADR—American Depositary Receipt

See Notes to Financial Statements

Fair Value Measurements

Various inputs are used in determining the value of the Fund’s investments. These inputs are summarized in the three broad levels listed below. (See Note 1(B) to the financial statements for further information regarding fair value measurements.)

The following is a summary of the inputs used as of June 30, 2009 in valuing the Fund’s investments carried at value.

Investment Type	Level 1 Quoted Prices	Level 2 Other Significant Observable Inputs	Level 3 Significant Unobservable Inputs	Total
Assets
Common Stocks
Advertising	$11,546,059	$—	$—	$11,546,059
Auto Parts & Equipment	—	5,802,101	—	5,802,101
Casinos & Gaming	2,360,758	—	—	2,360,758
Communications Equipment	17,411,468	—	—	17,411,468
Computer Hardware	16,815,998	—	—	16,815,998
Consumer Finance	5,302,833	—	—	5,302,833
Data Processing & Outsourced Services	12,705,521	—	—	12,705,521
Distillers & Vinters	4,279,495	—	—	4,279,495
Education Services	11,609,024	—	—	11,609,024
Fertilizers & Agricultural Chemicals	15,957,527	—	—	15,957,527
Health Care Equipment	4,776,219	—	—	4,776,219
Hotels, Resorts & Cruise Lines	3,301,931	—	—	3,301,931
Household Products	8,191,637	—	—	8,191,637
Internet Retail	16,207,201	—	—	16,207,201
Internet Software & Services	22,812,742	3,155,313	—	25,968,055
Leisure Products	—	2,785,926	—	2,785,926
Marine Ports & Services	—	12,649,833	—	12,649,833
Oil & Gas Exploration & Production	10,086,804	—	—	10,086,804
Other Diversified Financial Services	5,013,098	—	—	5,013,098
Property & Casualty Insurance	4,546,296	—	—	4,546,296
Real Estate Management & Development	15,425,677	—	—	15,425,677
Reinsurance	10,868,655	—	—	10,868,655
Semiconductors	6,038,471	—	—	6,038,471
Specialized Finance	10,620,673	—	—	10,620,673
Tobacco	8,991,609	—	—	8,991,609
Trucking	—	6,701,065	—	6,701,065
Wireless Telecommunication Services	—	5,323,820	—	5,323,820
Short-Term Investments		14,313,000		14,313,000
Total Assets	$224,869,696	$50,731,058	$—	$275,600,754

Van Kampen Equity Growth Fund

Financial Statements

Statement of Assets and Liabilities

June 30, 2009

Assets:
Total Investments (Cost $303,990,013)	$275,600,754
Foreign Currency (Cost $91,165)	91,551
Cash	985
Receivables:
Fund Shares Sold	1,597,005
Dividends	490,761
Other	250,151
Total Assets	278,031,207

Liabilities:
Payables:
Fund Shares Repurchased	687,989
Distributor and Affiliates	122,327
Investment Advisory Fee	39,453
Directors’ Deferred Compensation and Retirement Plans	383,130
Accrued Expenses	264,411
Total Liabilities	1,497,310
Net Assets	$276,533,897

Net Assets Consist of:
Capital (Par value of $0.001 per share with 1,500,000,000 shares authorized)	$460,955,653
Accumulated Net Investment Loss	(458,774)
Net Unrealized Depreciation	(28,388,801)
Accumulated Net Realized Loss	(155,574,181)
Net Assets	$276,533,897

Maximum Offering Price Per Share:
Class A Shares:
Net asset value and redemption price per share (Based on net assets of $207,830,933 and 21,890,480 shares of beneficial interest issued and outstanding)	$9.49
Maximum sales charge (5.75%* of offering price)	0.58
Maximum offering price to public	$10.07

Class B Shares:
Net asset value and offering price per share (Based on net assets of $32,550,190 and 3,658,970 shares of beneficial interest issued and outstanding)	$8.90

Class C Shares:
Net asset value and offering price per share (Based on net assets of $28,617,891 and 3,264,549 shares of beneficial interest issued and outstanding)	$8.77

Class I Shares:
Net asset value and offering price per share (Based on net assets of $7,534,883 and 785,933 shares of beneficial interest issued and outstanding)	$9.59

*  On sales of $50,000 or more, the sales charge will be reduced.

See Notes to Financial Statements

Statement of Operations

For the Year Ended June 30, 2009

Investment Income:
Dividends (Net of foreign withholding taxes of $49,776)	$2,355,165
Interest	69,486
Total Income	2,424,651
Expenses:
Investment Advisory Fee	1,213,944
Transfer Agent Fees	1,373,723
Distribution (12b-1) and Service Fees
Class A	428,073
Class B	75,619
Class C	272,221
Reports to Shareholders	97,509
Accounting and Administrative Expenses	77,640
Professional Fees	69,508
Custody	59,109
Registration Fees	53,972
Directors’ Fees and Related Expenses	30,672
Other	26,802
Total Expenses	3,778,792
Expense Reduction	840,361
Less Credits Earned on Cash Balances	5,622
Net Expenses	2,932,809
Net Investment Loss	$(508,158)
Realized and Unrealized Gain/Loss:
Realized Gain/Loss:
Investments	$(50,481,605)
Foreign Currency Transactions	732
Net Realized Loss	(50,480,873)
Unrealized Appreciation/Depreciation:
Beginning of the Period	3,288,983
End of the Period: Investments	(28,389,259)
Foreign Currency Translation	458
(28,388,801)
Net Unrealized Depreciation During the Period	(31,677,784)
Net Realized and Unrealized Loss	$(82,158,657)
Net Decrease in Net Assets From Operations	$(82,666,815)

See Notes to Financial Statements

Statements of Changes in Net Assets

	For The Year Ended June 30, 2009	For The Year Ended June 30, 2008
From Investment Activities:
Operations:
Net Investment Loss	$(508,158)	$(766,786)
Net Realized Gain/Loss	(50,480,873)	29,204,628
Net Unrealized Depreciation During the Period	(31,677,784)	(56,605,820)
Net Change in Net Assets from Investment Activities	(82,666,815)	(28,167,978)
From Capital Transactions:
Proceeds from Shares Sold*	92,781,873	241,253,419
Cost of Shares Repurchased	(103,038,836)	(140,557,053)
Net Change in Net Assets from Capital Transactions	(10,256,963)	100,696,366
Net Change in Net Assets	(92,923,778)	72,528,388
Net Assets:
Beginning of the Period	369,457,675	296,929,287
End of the Period (Including accumulated net investment loss of $458,774 and $550,337, respectively)	$276,533,897	$369,457,675

*  For the year ended June 30, 2008, Proceeds from Shares Sold includes $118,588,405 of proceeds from shares acquired through merger. (See footnote 3)

See Notes to Financial Statements

Van Kampen Equity Growth Fund

Financial Highlights

The following schedule presents financial highlights for one share of the Fund outstanding throughout the periods indicated.

	Year Ended June 30,
Class A Shares	2009	2008	2007	2006	2005
Net Asset Value, Beginning of the Period	$12.13	$12.99	$10.75	$9.65	$9.25
Net Investment Loss (a)	(0.01)	(0.02)	(0.05)	(0.05)	(0.04)
Net Realized and Unrealized Gain/Loss	(2.63)	(0.84)	2.29	1.15	0.44
Total from Investment Operations	(2.64)	(0.86)	2.24	1.10	0.40
Net Asset Value, End of the Period	$9.49	$12.13	$12.99	$10.75	$9.65
Total Return* (b)	-21.83%	-6.54%	20.84%	11.40%	4.32%
Net Assets at End of the Period (In millions)	$207.8	$245.5	$194.4	$183.3	$156.2
Ratio of Expenses to Average Net Assets*	1.14%	1.13%	1.23%	1.24%	1.50%
Ratio of Net Investment Loss to Average Net Assets*	(0.13)%	(0.17)%	(0.43)%	(0.49)%	(0.41)%
Portfolio Turnover	33%	45%	46%	75%	154%

* If certain expenses had not been voluntarily assumed by Van Kampen, total return would have been lower and the ratios would have been as follows:

Ratio of Expenses to Average Net Assets	1.49%	N/A	N/A	N/A	1.59%
Ratio of Net Investment Loss to Average Net Assets	(0.48)%	N/A	N/A	N/A	(0.50)%

(a)  Based on average shares outstanding.

(b)  Assumes reinvestment of all distributions for the period and does not include payment of the maximum sales charge of 5.75% or contingent deferred sales charge (CDSC). On purchases of $1 million or more, a CDSC of 1% may be imposed on certain redemptions made within eighteen months of purchase. If the sales charges were included, total returns would be lower. These returns include combined Rule 12b-1 fees and service fees of up to .25% and do not reflect the deduction of taxes that a shareholder would pay on Fund distributions or the redemption of Fund shares.

N/A=Not Applicable

See Notes to Financial Statements

The following schedule presents financial highlights for one share of the Fund outstanding throughout the periods indicated.

	Year Ended June 30,
Class B Shares	2009		2008		2007		2006	2005
Net Asset Value, Beginning of the Period	$11.36		$12.17		$10.11		$9.15	$8.84
Net Investment Loss (a)	(0.01)		(0.03)		(0.10)		(0.13)	(0.10)
Net Realized and Unrealized Gain/Loss	(2.45)		(0.78)		2.16		1.09	0.41
Total from Investment Operations	(2.46)		(0.81)		2.06		0.96	0.31
Net Asset Value, End of the Period	$8.90		$11.36		$12.17		$10.11	$9.15
Total Return* (b)	-21.72	%(c)	-6.57	%(c)	20.38	%(c)	10.49%	3.51%
Net Assets at End of the Period (In millions)	$32.6		$80.6		$72.8		$84.6	$108.1
Ratio of Expenses to Average Net Assets*	1.07	%(c)	1.14	%(c)	1.74	%(c)	1.99%	2.25%
Ratio of Net Investment Loss to Average Net Assets*	(0.12	)%(c)	(0.21	)%(c)	(0.95	)%(c)	(1.25)%	(1.19)%
Portfolio Turnover	33%		45%		46%		75%	154%

* If certain expenses had not been voluntarily assumed by Van Kampen, total return would have been lower and the ratios would have been as follows:

Ratio of Expenses to Average Net Assets	1.39	%(c)	N/A		N/A		N/A	2.34%
Ratio of Net Investment Loss to Average Net Assets	(0.44	)%(c)	N/A		N/A		N/A	(1.28)%

(a)  Based on average shares outstanding.

(b)  Assumes reinvestment of all distributions for the period and does not include payment of the maximum CDSC of 5%, charged on certain redemptions made within one year of purchase and declining to 0% after the fifth year. If the sales charge was included, total returns would be lower. These returns include combined Rule 12b-1 fees and service fees of up to 1% and do not reflect the deduction of taxes that a shareholder would pay on Fund distributions or the redemption of Fund shares.

(c)  The Total Return, Ratio of Expenses to Average Net Assets and Ratio of Net Investment Loss to Average Net Assets reflect actual 12b-1 fees of less than 1% (See footnote 6).

N/A=Not Applicable

See Notes to Financial Statements

The following schedule presents financial highlights for one share of the Fund outstanding throughout the periods indicated.

	Year Ended June 30,
Class C Shares	2009	2008	2007	2006	2005
Net Asset Value, Beginning of the Period	$11.28	$12.18	$10.15	$9.19	$8.87
Net Investment Loss (a)	(0.07)	(0.12)	(0.13)	(0.13)	(0.09)
Net Realized and Unrealized Gain/Loss	(2.44)	(0.78)	2.16	1.09	0.41
Total from Investment Operations	(2.51)	(0.90)	2.03	0.96	0.32
Net Asset Value, End of the Period	$8.77	$11.28	$12.18	$10.15	$9.19
Total Return* (b)	-22.32%	-7.31%	20.00%	10.45%	3.61%
Net Assets at End of the Period (In millions)	$28.6	$41.8	$28.4	$29.7	$30.4
Ratio of Expenses to Average Net Assets*	1.89%	1.89%	1.99%	1.99%	2.25%
Ratio of Net Investment Loss to Average Net Assets*	(0.90)%	(0.94)%	(1.19)%	(1.25)%	(1.11)%
Portfolio Turnover	33%	45%	46%	75%	154%

* If certain expenses had not been voluntarily assumed by Van Kampen, total return would have been lower and the ratios would have been as follows:

Ratio of Expenses to Average Net Assets	2.24%	N/A	N/A	N/A	2.34%
Ratio of Net Investment Loss to Average Net Assets	(1.25)%	N/A	N/A	N/A	(1.20)%

(a)  Based on average shares outstanding.

(b)  Assumes reinvestment of all distributions for the period and does not include payment of the maximum CDSC of 1%, charged on certain redemptions made within one year of purchase. If the sales charge was included, total returns would be lower. These returns include combined Rule 12b-1 fees and service fees of up to 1% and do not reflect the deduction of taxes that a shareholder would pay on Fund distributions or the redemption of Fund shares.

N/A=Not Applicable

See Notes to Financial Statements

The following schedule presents financial highlights for one share of the Fund outstanding throughout the periods indicated.

	Year Ended June 30,			August 12, 2005 (Commencement of Operations) to
Class I Shares	2009	2008	2007	June 30, 2006
Net Asset Value, Beginning of the Period	$12.21	$13.05	$10.77	$10.09
Net Investment Income/Loss (a)	0.02	0.01	(0.02)	(0.03)
Net Realized and Unrealized Gain/Loss	(2.64)	(0.85)	2.30	0.71
Total from Investment Operations	(2.62)	(0.84)	2.28	0.68
Net Asset Value, End of the Period	$9.59	$12.21	$13.05	$10.77
Total Return* (b)	-21.52%	-6.36%	21.17%	6.74%**
Net Assets at End of the Period (In millions)	$7.5	$1.6	$1.3	$1.0
Ratio of Expenses to Average Net Assets*	0.91%	0.87%	0.98%	0.96%
Ratio of Net Investment Income/Loss to Average Net Assets*	0.21%	0.10%	(0.14)%	(0.27)%
Portfolio Turnover	33%	45%	46%	75%

* If certain expenses had not been voluntarily assumed by Van Kampen, total return would have been lower and the ratios would have been as follows:

Ratio of Expenses to Average Net Assets	1.41%	N/A	N/A	N/A
Ratio of Net Investment Loss to Average Net Assets	(0.29)%	N/A	N/A	N/A

(a)  Based on average shares outstanding.

(b)  Assumes reinvestment of all distributions for the period. These returns do not reflect the deduction of taxes that a shareholder would pay on Fund distributions or the redemption of Fund shares.

**  Non-Annualized

N/A=Not Applicable

See Notes to Financial Statements

Van Kampen Equity Growth Fund

Notes to Financial Statements • June 30, 2009

1.  Significant Accounting Policies

Van Kampen Equity Growth Fund (the “Fund”) is organized as a separate diversified fund of Van Kampen Series Fund, Inc., a Maryland corporation, which is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”). The Fund’s primary investment objective is to seek to provide long-term capital appreciation by investing primarily in growth-oriented equity securities of medium-and large capitalization companies. The Fund commenced operations on May 28, 1998. The Fund offers Class A Shares, Class B Shares, Class C Shares and Class I Shares. Each class of shares differs by its initial sales load, contingent deferred sales charges, the allocation of class-specific expenses and voting rights on matters affecting a single class.

The following is a summary of significant accounting policies consistently followed by the Fund in the preparation of its financial statements. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

A.  Security Valuation Equity securities listed on a U.S. exchange are valued at the latest quoted sale price. Equity securities traded on NASDAQ are valued at the NASDAQ Official Closing Price. Unlisted securities and listed securities not traded on the valuation date for which market quotations are readily available are valued at the average between the last reported bid and asked prices obtained from reputable brokers. Debt securities purchased with remaining maturities of 60 days or less are valued at amortized cost, which approximates market value. All other securities and assets for which market values are not readily available are valued at fair value as determined in good faith using procedures approved by the Board of Directors. Factors considered in making this determination may include, but are not limited to, information obtained by contacting the issuer, analysts, or the appropriate stock exchange (for exchange-traded securities), analysis of the issuer’s financial statements or other available documents and, if necessary, available information concerning other securities in similar circumstances. Most foreign markets close before the New York Stock Exchange (NYSE). Occasionally, developments that could affect the closing prices of securities and other assets may occur between the times at which valuations of such securities are determined (that is, close of the foreign market on which the securities trade) and the close of business on the NYSE. If these developments are expected to materially affect the value of the securities, the valuations may be adjusted to reflect the estimated fair value as of the close of the NYSE, as determined in good faith under procedures established by the Board of Directors.

B.  Fair Value Measurements The Fund adopted Financial Accounting Standards Board Statement of Financial Accounting Standards No. 157, Fair Value Measurements (FAS 157), effective July 1, 2008. In accordance with FAS 157, fair value is defined as the price that the Fund would receive to sell an investment or pay to transfer a liability in an orderly transaction with an independent buyer in the principal market, or in the absence of a principal market the most advantageous market for the investment or liability. FAS 157 establishes a three-tier hierarchy to distinguish between (1) inputs that reflect the assumptions market participants would use in pricing an asset or liability developed based on market data obtained from sources independent of the reporting entity (observable inputs) and (2) inputs that reflect the reporting entity’s own

Van Kampen Equity Growth Fund

Notes to Financial Statements • June 30, 2009 continued

assumptions about the assumptions market participants would use in pricing an asset or liability developed based on the best information available in the circumstances (unobservable inputs) and to establish classification of fair value measurements for disclosure purposes. Various inputs are used in determining the value of the Fund’s investments. The inputs are summarized in the three broad levels listed below.

Level 1—quoted prices in active markets for identical investments

Level 2—other significant observable inputs (including quoted prices for similar investments, interest rates, prepayment speeds, credit risk, etc.)

Level 3—significant unobservable inputs (including the Fund’s own assumptions in determining the fair value of investments)

The inputs or methodology used for valuing securities are not necessarily an indication of the risk associated with investing in those securities.

C.  Security Transactions Security transactions are recorded on a trade date basis. Realized gains and losses are determined on an identified cost basis.

The Fund may invest in repurchase agreements, which are short-term investments in which the Fund acquires ownership of a debt security and the seller agrees to repurchase the security at a future time and specified price. The Fund may invest independently in repurchase agreements, or transfer uninvested cash balances into a pooled cash account along with other investment companies advised by Van Kampen Asset Management (the “Adviser”) or its affiliates, the daily aggregate of which is invested in repurchase agreements. Repurchase agreements are fully collateralized by the underlying debt security. The Fund will make payment for such securities only upon physical delivery or evidence of book entry transfer to the account of the custodian bank. The seller is required to maintain the value of the underlying security at not less than the repurchase proceeds due the Fund.

D.  Income and Expenses Interest income is recorded on an accrual basis and dividend income is recorded net of applicable withholding taxes on the ex-dividend date. Other income is accrued as earned. Income, expenses, and realized and unrealized gains or losses are allocated on a pro rata basis to each class of shares except for distribution and service fees and incremental transfer agency costs, which are unique to each class of shares.

E.  Federal Income Taxes It is the Fund’s policy to comply with the requirements of Subchapter M of the Internal Revenue Code applicable to regulated investment companies and to distribute substantially all of its taxable income to its shareholders. Therefore, no provision for federal income taxes is required. Financial Accounting Standards Board Interpretation No. 48 Accounting for Uncertainty in Income Taxes sets forth a minimum threshold for financial statement recognition of the benefit of a tax position taken or expected to be taken in a tax return. Management has concluded there are no significant uncertain tax positions that would require recognition in the financial statements. If applicable, the Fund recognizes interest accrued related to unrecognized tax benefits in “Interest Expense” and penalties in “Other” expenses on the Statement of Operations. The Fund files tax returns with the U.S. Internal Revenue Service, New York and various states. Generally, each of the tax years in the four year period ended June 30, 2009, remains subject to examination by taxing authorities.

Van Kampen Equity Growth Fund

Notes to Financial Statements • June 30, 2009 continued

The Fund intends to utilize provisions of the federal income tax law which allows it to carry a realized capital loss forward for eight years following the year of the loss and offset such losses against any future realized capital gains. At June 30, 2009, the Fund had an accumulated capital loss carryforward for tax purposes of $137,415,261, which will expire according to the following schedule:

Amount	Expiration
$82,650,616	June 30, 2010
21,885,014	June 30, 2011
32,879,631	June 30, 2017

Due to a merger with another regulated investment company, a portion of the capital loss carryforward referred to above may be limited under Internal Revenue Code Section 382.

At June 30, 2009, the cost and related gross unrealized appreciation and depreciation are as follows:

Cost of investments for tax purposes	$304,088,980
Gross tax unrealized appreciation	$38,481,754
Gross tax unrealized depreciation	(66,969,980)
Net tax unrealized depreciation on investments	$(28,488,226)

F.  Distribution of Income and Gains The Fund declares and pays dividends at least annually from net investment income and from net realized gains, if any. Distributions from net realized gains for book purposes may include short-term capital gains, which are included as ordinary income for tax purposes. Distributions from the Fund are recorded on the ex-distribution date. There were no distributions paid during the year ended June 30, 2009.

Permanent differences, primarily due to capital loss carryforward in the amount of $99,170,464 expiring in current year, resulted in the following reclassifications among the Fund’s components of net assets at June 30, 2009:

Accumulated Net Investment Loss	Accumulated Net Realized Loss	Capital
$599,721	$99,150,944	$(99,750,665)

Net realized gains and losses may differ for financial reporting and tax purposes as a result of gains or losses recognized on securities for tax purposes but not for book purposes, post-October losses of $18,059,953 which are not recognized for tax purposes until the first day of the following fiscal year and the deferral of losses relating to wash sale transactions.

G.  Credits Earned on Cash Balances During the year ended June 30, 2009, the Fund’s custody fee was reduced by $5,622 as a result of credits earned on cash balances.

H.  Foreign Currency Translation Assets and liabilities denominated in foreign currencies are translated in U.S. dollars at the mean of the quoted bid and asked prices of such currencies

Van Kampen Equity Growth Fund

Notes to Financial Statements • June 30, 2009 continued

against the U.S. dollar. Purchases and sales of portfolio securities are translated at the rate of exchange prevailing when such securities were acquired or sold. Realized and unrealized gains and losses on securities resulting from changes in exchange rates are not segregated for financial reporting purposes from amounts arising from changes in the market price of securities. Realized gain and loss on foreign currency transactions on the Statement of Operations includes the net realized amount from the sale of foreign currency and the amount realized between trade date and settlement date on securities transactions. Income and expense are translated at rates prevailing when accrued.

I.  Reporting Subsequent Events In accordance with the provisions set forth in Financial Accounting Standards Board Statement of Financial Accounting Standards No. 165, Subsequent Events, adopted by the Fund as of June 30, 2009, management has evaluated the possibility of subsequent events existing in the Fund’s financial statements through August 21, 2009. Management has determined that there are no material events or transactions that would effect the Fund’s financial statements or require disclosure in the Fund’s financial statements through this date.

2.  Investment Advisory Agreement and Other Transactions with Affiliates

Under the terms of the Fund’s Investment Advisory Agreement, the Adviser provides investment advice and facilities to the Fund for an annual fee payable monthly as follows:

Average Daily Net Assets	% Per Annum
First $1 billion	.50%
Next $1 billion	.45%
Next $1 billion	.40%
Over $3 billion	.35%

The Fund’s Adviser is currently waiving or reimbursing all or a portion of the Fund’s advisory fees or other expenses. This resulted in net expense ratios of 1.14%, 1.07%, 1.89% and 0.91% for Classes A, B, C, and I Shares, respectively. The fee waivers or expense reimbursements are voluntary and can be discontinued at any time. For the year ended June 30, 2009, the Adviser waived or reimbursed approximately $840,400 of advisory fees or other expenses.

For the year ended June 30, 2009, the Fund recognized expenses of approximately $11,600 representing legal services provided by Skadden, Arps, Slate, Meagher & Flom LLP, of which a director of the Fund is a partner of such firm and he and his law firm provide legal services as legal counsel to the Fund.

Under separate Legal Services, Accounting Services and Chief Compliance Officer (CCO) Employment agreements, the Adviser provides accounting and legal services and the CCO provides compliance services to the Fund. The costs of these services are allocated to each fund. For the year ended June 30, 2009, the Fund recognized expenses of approximately $54,500 representing Van Kampen Investments Inc.’s or its affiliates’ (collectively “Van Kampen”) cost of providing accounting and legal services to the Fund, as well as the salary, benefits and related costs of the CCO and related support staff paid by Van Kampen. Services provided pursuant to the Legal Services agreement are reported as part of “Professional Fees” on the Statement of

Van Kampen Equity Growth Fund

Notes to Financial Statements • June 30, 2009 continued

Operations. Services provided pursuant to the Accounting Services and CCO Employment agreement are reported as part of “Accounting and Administrative Expenses” on the Statement of Operations.

Van Kampen Investor Services Inc. (VKIS), an affiliate of the Adviser, serves as the shareholder servicing agent for the Fund. For the year ended June 30, 2009, the Fund recognized expenses of approximately $817,000 representing transfer agency fees paid to VKIS and its affiliates. Transfer agency fees are determined through negotiations with the Fund’s Board of Directors.

Certain officers and directors of the Fund are also officers and directors of Van Kampen. The Fund does not compensate its officers or directors who are also officers of Van Kampen.

The Fund provides deferred compensation and retirement plans for its directors who are not officers of Van Kampen. Under the deferred compensation plan, directors may elect to defer all or a portion of their compensation. Amounts deferred are retained by the Fund, and to the extent permitted by the 1940 Act, may be invested in the shares of those funds selected by the directors. Investments in such funds of approximately $250,100 are included in “Other” assets on the Statement of Assets and Liabilities at June 30, 2009. Appreciation/depreciation and distributions received from these investments are recorded with an offsetting increase/decrease in the deferred compensation obligation and do not affect the net asset value of the Fund. Benefits under the retirement plan are payable upon retirement for a ten-year period and are based upon each director’s years of service to the Fund. The maximum annual benefit per director under the plan is $2,500.

For the year ended June 30, 2009, the Fund paid brokerage commissions to Morgan Stanley & Co., Inc., an affiliate of the Adviser, totaling $38,451.

For the year ended June 30, 2009,Van Kampen, as Distributor for the Fund, received commissions on sales of the Fund’s Class A Shares of approximately $44,300 and contingent deferred sales charge (CDSC) on redeemed shares of approximately $63,700. Sales charges do not represent expenses of the Fund.

3.  Capital Transactions

For the years ended June 30, 2009 and 2008, transactions were as follows:

	For The Year Ended June 30, 2009		For The Year Ended June 30, 2008
	Shares	Value	Shares	Value
Sales:
Class A	8,743,494	$76,318,050	9,959,666	$128,303,418
Class B	559,786	4,506,582	7,131,667	88,189,209
Class C	614,726	4,851,700	1,943,223	24,002,878
Class I	832,505	7,105,541	57,070	757,914
Total Sales	10,750,511	$92,781,873	19,091,626	$241,253,419

Van Kampen Equity Growth Fund

Notes to Financial Statements • June 30, 2009 continued

	For The Year Ended June 30, 2009		For The Year Ended June 30, 2008
	Shares	Value	Shares	Value
Repurchases:
Class A	(7,098,527)	$(59,337,290)	(4,678,400)	$(61,637,850)
Class B	(3,995,841)	(33,715,392)	(6,023,853)	(71,535,516)
Class C	(1,051,911)	(8,293,368)	(570,482)	(7,049,480)
Class I	(178,182)	(1,692,786)	(25,293)	(334,207)
Total Repurchases	(12,324,461)	$(103,038,836)	(11,298,028)	$(140,557,053)

On June 6, 2008, the Fund acquired all of the assets and liabilities of the Van Kampen Select Growth Fund (“Select Growth”) through a tax free reorganization approved by Select Growth shareholders on May 2, 2008. The Fund issued 1,963,579, 6,192,031, 1,306,207 and 1,531 shares of Classes A, B, C and I valued at $25,919,096, $76,595,775, $16,053,187 and $20,347, respectively, in exchange for Select Growth’s net assets. The shares of Select Growth were converted into Fund shares at a ratio 0.486 to 1, 0.488 to 1, 0.491 to 1 and 0.484 to 1 for Classes A, B, C and I, respectively. Net unrealized depreciation of Select Growth as of June 6, 2008 was $3,152,525. Shares issued in connection with this reorganization are included in proceeds from shares sold for the year ended June 30, 2008. Combined net assets on the day of reorganization were $405,721,498. Included in these net assets was a capital loss carryforward of $661,485,746, deferred compensation of $73,049, deferred pension of $63,729 and the deferral of losses related to wash sale transactions of $45,159.

4.  Redemption Fee

Until November 3, 2008, the Fund assessed a 2% redemption fee on the proceeds of Fund shares that are redeemed (either by sale or exchange) within seven days of purchase. The redemption fee was paid directly to the Fund and allocated on a pro rata basis to each class of shares. For the year ended June 30, 2009, the Fund received redemption fees of approximately $600, which are reported as part of “Cost of Shares Repurchased” on the Statements of Changes in Net Assets. The per share impact from redemption fees paid to the Fund was less than $0.01. Effective November 3, 2008, the redemption fee is no longer applied.

5.  Investment Transactions

During the period, the cost of purchases and proceeds from sales of investments, excluding short-term investments, were $79,741,532 and $97,374,561, respectively.

6.  Distribution and Service Plans

Shares of the Fund are distributed by Van Kampen Funds Inc. (the “Distributor”), an affiliate of the Adviser. The Fund has adopted a distribution plan pursuant to Rule 12b-1 under the 1940 Act, and a service plan (collectively, the “Plans”) for Class A Shares, Class B Shares and Class C Shares to compensate the Distributor for the sale, distribution, shareholder servicing and maintenance of shareholder accounts for these shares. Under the Plans, the Fund will incur annual fees of up to .25% of Class A average daily net assets and up to 1.00% each of Class B and Class C average daily net assets. These fees are accrued daily and paid to the Distributor monthly.

Van Kampen Equity Growth Fund

Notes to Financial Statements • June 30, 2009 continued

The amount of distribution expenses incurred by the Distributor and not yet reimbursed (“unreimbursed receivable”) was approximately $0 and $30,100 for Class B Shares and Class C Shares, respectively. These amounts may be recovered from future payments under the distribution plan or CDSC. To the extent the unreimbursed receivable has been fully recovered, the distribution fee is reduced.

7.  Indemnifications

The Fund enters into contracts that contain a variety of indemnifications. The Fund’s maximum exposure under these arrangements is unknown. However, the Fund has not had prior claims or losses pursuant to these contracts and expects the risk of loss to be remote.

Van Kampen Equity Growth Fund

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Van Kampen Equity Growth Fund:

We have audited the accompanying statement of assets and liabilities of Van Kampen Equity Growth Fund (the “Fund”), a fund of Van Kampen Series Fund, Inc., including the portfolio of investments, as of June 30, 2009, and the related statement of operations for the year then ended, the statements of changes in net assets for each of the two years in the period then ended, and the financial highlights for each of the five years in the period then ended. These financial statements and financial highlights are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. The Fund is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Fund’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. Our procedures included confirmation of securities owned as of June 30, 2009, by correspondence with the Fund’s custodian. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Van Kampen Equity Growth Fund as of June 30, 2009, the results of its operations for the year then ended, the changes in its net assets for each of the two years in the period then ended, and the financial highlights for each of the five years in the period then ended, in conformity with accounting principles generally accepted in the United States of America.

DELOITTE & TOUCHE LLP

Chicago, Illinois
August 21, 2009

Van Kampen Equity Growth Fund

Board of Directors, Officers and Important Addresses

Board of Directors

David C. Arch

Jerry D. Choate

Rod Dammeyer

Linda Hutton Heagy

R. Craig Kennedy

Howard J Kerr

Jack E. Nelson

Hugo F. Sonnenschein

Wayne W. Whalen* — Chairman

Suzanne H. Woolsey

Officers

Edward C. Wood III

President and Principal Executive Officer

Kevin Klingert

Vice President

Stefanie V. Chang Yu

Vice President and Secretary

John L. Sullivan

Chief Compliance Officer

Stuart N. Schuldt

Chief Financial Officer and Treasurer

Investment Adviser

Van Kampen Asset Management

522 Fifth Avenue

New York, New York 10036

Distributor

Van Kampen Funds Inc.

522 Fifth Avenue

New York, New York 10036

Shareholder Servicing Agent

Van Kampen Investor Services Inc.

P.O. Box 219286

Kansas City, Missouri 64121-9186

Custodian

State Street Bank and Trust Company

One Lincoln Street

Boston, Massachusetts 02111

Legal Counsel

Skadden, Arps, Slate, Meagher & Flom LLP

155 North Wacker Drive

Chicago, Illinois 60606

Independent Registered Public Accounting Firm

Deloitte & Touche LLP

111 South Wacker Drive

Chicago, Illinois 60606

*  “Interested persons” of the Fund, as defined in the Investment Company Act of 1940, as amended.

Van Kampen Equity Growth Fund

Director and Officer Information

The business and affairs of each Fund are managed under the direction of the Funds’ Board of Directors and the Funds’ officers appointed by the Board of Directors. The tables below list the directors and executive officers of each Fund and their principal occupations during the last five years, other directorships held by directors and their affiliations, if any, with Van Kampen Investments, the Adviser, the Distributor, Van Kampen Advisors Inc., Van Kampen Exchange Corp. and Investor Services. The term “Fund Complex” includes each of the investment companies advised by the Adviser as of the date of this Annual Report. Directors serve until reaching their retirement age or until their successors are duly elected and qualified. Officers are annually elected by the directors.

Independent Directors

Name, Age and Address of Independent Director	Position(s) Held with each Fund	Term of Office and Length of Time Served	Principal Occupation(s) During Past 5 Years	Number of Funds in Fund Complex Overseen By Director	Other Directorships Held by Director
David C. Arch (64) Blistex Inc. 1800 Swift Drive Oak Brook, IL 60523	Director	Director since 2003	Chairman and Chief Executive Officer of Blistex Inc., a consumer health care products manufacturer.	89

Trustee/Director/Managing General Partner of funds in the Fund Complex. Member of the Heartland Alliance advisory board, a nonprofit organization serving human needs based in Chicago. Board member of the Illinois Manufacturers’ Association. Member of the Board of Visitors, Institute for the Humanities, University of Michigan.

Name, Age and Address of Independent Director	Position(s) Held with each Fund	Term of Office and Length of Time Served	Principal Occupation(s) During Past 5 Years	Number of Funds in Fund Complex Overseen By Director	Other Directorships Held by Director
Jerry D. Choate (70) 33971 Selva Road Suite 130 Dana Point, CA 92629	Director	Director since 1999	Prior to January 1999, Chairman and Chief Executive Officer of the Allstate Corporation (“Allstate”) and Allstate Insurance Company. Prior to January 1995, President and Chief Executive Officer of Allstate. Prior to August 1994, various management positions at Allstate.	89	Trustee/Director/Managing General Partner of funds in the Fund Complex. Director of Amgen Inc., a biotechnological company, and Valero Energy Corporation, an independent refining company.

Rod Dammeyer (68) CAC, LLC 4350 La Jolla Village Drive Suite 685 San Diego, CA 92122-1249	Director	Director since 2003	President of CAC, L.L.C., a private company offering capital investment and management advisory services.	89

Trustee/Director/Managing General Partner of funds in the Fund Complex. Director of Quidel Corporation, Stericycle, Inc. Prior to May 2008, Trustee of The Scripps Research Institute. Prior to February 2008, Director of Ventana Medical Systems, Inc. Prior to April 2007, Director of GATX Corporation. Prior to April 2004, Director of TheraSense, Inc. Prior to January 2004, Director of TeleTech Holdings Inc. and Arris Group, Inc.

Name, Age and Address of Independent Director	Position(s) Held with each Fund	Term of Office and Length of Time Served	Principal Occupation(s) During Past 5 Years	Number of Funds in Fund Complex Overseen By Director	Other Directorships Held by Director
Linda Hutton Heagy† (61) 4939 South Greenwood Chicago, IL 60615	Director	Director since 1997	Prior to February 2008, Managing Partner of Heidrick & Struggles, an international executive search firm. Prior to 1997, Partner of Ray & Berndtson, Inc., an executive recruiting firm. Prior to 1995, Executive Vice President of ABN AMRO, N.A., a bank holding company. Prior to 1990, Executive Vice President of The Exchange National Bank.	89

Trustee/Director/Managing General Partner of funds in the Fund Complex. Trustee on the University of Chicago Medical Center Board, Vice Chair of the Board of the YMCA of Metropolitan Chicago and a member of the Women’s Board of the University of Chicago.

R. Craig Kennedy (57) 1744 R Street, NW Washington, DC 20009	Director	Director since 1997	Director and President of the German Marshall Fund of the United States, an independent U.S. foundation created to deepen understanding, promote collaboration and stimulate exchanges of practical experience between Americans and Europeans. Formerly, advisor to the Dennis Trading Group Inc., a managed futures and option company that invests money for individuals and institutions. Prior to 1992, President and Chief Executive Officer, Director and member of the Investment Committee of the Joyce Foundation, a private foundation.	89	Trustee/Director/Managing General Partner of funds in the Fund Complex. Director of First Solar, Inc.

Howard J Kerr (73) 14 Huron Trace Galena, IL 61036	Director	Director since 2003	Prior to 1998, President and Chief Executive Officer of Pocklington Corporation, Inc., an investment holding company.	89	Trustee/Director/Managing General Partner of funds in the Fund Complex. Director of the Lake Forest Bank & Trust. Director of the Marrow Foundation.

Name, Age and Address of Independent Director	Position(s) Held with each Fund	Term of Office and Length of Time Served	Principal Occupation(s) During Past 5 Years	Number of Funds in Fund Complex Overseen By Director	Other Directorships Held by Director
Jack E. Nelson (73) 423 Country Club Drive Winter Park, FL 32789	Director	Director since 1997	President of Nelson Investment Planning Services, Inc., a financial planning company and registered investment adviser in the State of Florida. President of Nelson Ivest Brokerage Services Inc., a member of the Financial Industry Regulatory Authority (“FINRA”), Securities Investors Protection Corp. and the Municipal Securities Rulemaking Board. President of Nelson Sales and Services Corporation, a marketing and services company to support affiliated companies.	89	Trustee/Director/Managing General Partner of funds in the Fund Complex.

Hugo F. Sonnenschein (68) 1126 E. 59th Street Chicago, IL 60637	Director	Director since 2003	President Emeritus and Honorary Trustee of the University of Chicago and the Adam Smith Distinguished Service Professor in the Department of Economics at the University of Chicago. Prior to July 2000, President of the University of Chicago.	89

Trustee/Director/Managing General Partner of funds in the Fund Complex. Trustee of the University of Rochester and a member of its investment committee. Member of the National Academy of Sciences, the American Philosophical Society and a fellow of the American Academy of Arts and Sciences.

Name, Age and Address of Independent Director	Position(s) Held with each Fund	Term of Office and Length of Time Served	Principal Occupation(s) During Past 5 Years	Number of Funds in Fund Complex Overseen By Director	Other Directorships Held by Director
Suzanne H. Woolsey, Ph.D. (67) 815 Cumberstone Road Harwood, MD 20776	Director	Director since 1999	Chief Communications Officer of the National Academy of Sciences/National Research Council, an independent, federally chartered policy institution, from 2001 to November 2003 and Chief Operating Officer from 1993 to 2001. Prior to 1993, Executive Director of the Commission on Behavioral and Social Sciences and Education at the National Academy of Sciences/National Research Council. From 1980 through 1989, Partner of Coopers & Lybrand.	89

Trustee/Director/Managing General Partner of funds in the Fund Complex. Trustee of Changing World Technologies, Inc., an energy manufacturing company, since July 2008. Director of Fluor Corp., an engineering, procurement and construction organization, since January 2004. Director of Intelligent Medical Devices, Inc., a symptom based diagnostic tool for physicians and clinical labs. Director of the Institute for Defense Analyses, a federally funded research and development center, Director of the German Marshall Fund of the United States, Director of the Rocky Mountain Institute and Trustee of California Institute of Technology and the Colorado College.

Interested Director*

Name, Age and Address of Interested Director	Position(s) Held with each Fund	Term of Office and Length of Time Served	Principal Occupation(s) During Past 5 Years	Number of Funds in Fund Complex Overseen By Director	Other Directorships Held by Director
Wayne W. Whalen* (69) 333 West Wacker Drive Chicago, IL 60606	Director	Director since 1997	Partner in the law firm of Skadden, Arps, Slate, Meagher & Flom LLP, legal counsel to funds in the Fund Complex.	89	Trustee/Director/Managing General Partner of funds in the Fund Complex. Director of the Abraham Lincoln Presidential Library Foundation.

†  As indicated above, prior to February 2008, Ms. Heagy was an employee of Heidrick and Struggles, an international executive search firm (“Heidrick”). Heidrick has been (and may continue to be) engaged by Morgan Stanley from time to time to perform executive searches. Such searches have been done by professionals at Heidrick without any involvement by Ms. Heagy. Ethical wall procedures exist to ensure that Ms. Heagy will not have any involvement with any searches performed by Heidrick for Morgan Stanley. Ms. Heagy does not receive any compensation, directly or indirectly, for searches performed by Heidrick for Morgan Stanley.

*  Mr. Whalen is an “interested person” (within the meaning of Section 2(a)(19) of the 1940 Act) of certain funds in the Fund Complex by reason of he and his firm currently providing legal services as legal counsel to such funds in the Fund Complex.

Officers:

Name, Age and Address of Officer	Position(s) Held with each Fund	Term of Office and Length of Time Served	Principal Occupation(s) During Past 5 Years
Edward C. Wood III (53) 1 Parkview Plaza — Suite 100 Oakbrook Terrace, IL 60181	President and Principal Executive Officer	Officer since 2008

President and Principal Executive Officer of funds in the Fund Complex since November 2008. Managing Director of Van Kampen Investments Inc., the Adviser, the Distributor, Van Kampen Advisors Inc. and Van Kampen Exchange Corp. since December 2003. Chief Administrative Officer of the Adviser, Van Kampen Advisors Inc. and Van Kampen Exchange Corp. since December 2002. Chief Operating Officer of the Distributor since December 2002. Director of Van Kampen Advisors Inc., the Distributor and Van Kampen Exchange Corp. since March 2004. Director of the Adviser since August 2008. Director of Van Kampen Investments Inc. and Van Kampen Investor Services Inc. since June 2008. Previously, Director of the Adviser and Van Kampen Investments Inc. from March 2004 to January 2005 and Chief Administrative Officer of Van Kampen Investments Inc. from 2002 to 2009.

Kevin Klingert (46) 522 Fifth Avenue New York, NY 10036	Vice President	Officer since 2008

Vice President of funds in the Fund Complex since May 2008. Global Head, Chief Operating Officer and acting Chief Investment Officer of the Fixed Income Group of Morgan Stanley Investment Management Inc. since April 2008. Head of Global Liquidity Portfolio Management and co-Head of Liquidity Credit Research of Morgan Stanley Investment Management since December 2007. Managing Director of Morgan Stanley Investment Management Inc. from December 2007 to March 2008. Previously, Managing Director on the Management Committee and head of Municipal Portfolio Management and Liquidity at BlackRock from October 1991 to January 2007.

Stefanie V. Chang Yu (42) 522 Fifth Avenue New York, NY 10036	Vice President and Secretary	Officer since 2003	Managing Director of Morgan Stanley Investment Management Inc. Vice President and Secretary of funds in the Fund Complex.

Name, Age and Address of Officer	Position(s) Held with each Fund	Term of Office and Length of Time Served	Principal Occupation(s) During Past 5 Years
John L. Sullivan (53) 1 Parkview Plaza — Suite 100 Oakbrook Terrace, IL 60181	Chief Compliance Officer	Officer since 1997

Chief Compliance Officer of funds in the Fund Complex since August 2004. Prior to August 2004, Director and Managing Director of Van Kampen Investments, the Adviser, Van Kampen Advisors Inc. and certain other subsidiaries of Van Kampen Investments, Vice President, Chief Financial Officer and Treasurer of funds in the Fund Complex and head of Fund Accounting for Morgan Stanley Investment Management Inc. Prior to December 2002, Executive Director of Van Kampen Investments, the Adviser and Van Kampen Advisors Inc.

Stuart N. Schuldt (47) 1 Parkview Plaza — Suite 100 Oakbrook Terrace, IL 60181	Chief Financial Officer and Treasurer	Officer since 2007

Executive Director of Morgan Stanley Investment Management Inc. since June 2007. Chief Financial Officer and Treasurer of funds in the Fund Complex since June 2007. Prior to June 2007, Senior Vice President of Northern Trust Company, Treasurer and Principal Financial Officer for Northern Trust U.S. mutual fund complex.

Your Notes

Van Kampen Equity Growth Fund

An Important Notice Concerning Our
U.S. Privacy Policy

We are required by federal law to provide you with a copy of our Privacy Policy annually.

This Policy applies to current and former individual clients of Van Kampen Investments Inc., Van Kampen Asset Management, Van Kampen Advisors Inc., Van Kampen Funds Inc., Van Kampen Investor Services Inc. and Van Kampen Exchange Corp., as well as current and former individual investors in Van Kampen mutual funds, unit investment trusts, and related companies.

This Policy is not applicable to partnerships, corporations, trusts or other non-individual clients or account holders, nor is this Policy applicable to individuals who are either beneficiaries of a trust for which we serve as trustee or participants in an employee benefit plan administered or advised by us. This Policy is, however, applicable to individuals who select us to be a custodian of securities or assets in individual retirement accounts, 401(k) accounts, 529 Educational Savings Accounts, accounts subject to the Uniform Gifts to Minors Act, or similar accounts. Please note that we may amend this Policy at any time, and will inform you of any changes to this Policy as required by law.

We Respect Your Privacy

We appreciate that you have provided us with your personal financial information and understand your concerns about safeguarding such information. We strive to maintain the privacy of such information while we help you achieve your financial objectives. This Policy describes what nonpublic personal information we collect about you, how we collect it, when we may share it with others, and how others may use it. It discusses the steps you may take to limit our sharing of information about you with affiliated Van Kampen companies (“affiliated companies”). It also discloses how you may limit our affiliates’ use of shared information for marketing purposes. Throughout this Policy, we refer to the nonpublic information that personally identifies you or your accounts as “personal information.”

1. What Personal Information Do We Collect About You?

To better serve you and manage our business, it is important that we collect and maintain accurate information about you. We obtain this information from applications and other forms you submit to us, from your dealings with us, from consumer reporting agencies and from third parties and other sources. For example:

•  We collect information such as your name, address, e-mail address, phone number and account title.

(continued on next page)

•  We may obtain information about account balances, your use of account(s) and the types of products and services you prefer to receive from us through your dealings and transactions with us and other sources.

•  We may obtain information about your creditworthiness and credit history from consumer reporting agencies.

•  We may collect background information from and through third-party vendors to verify representations you have made and to comply with various regulatory requirements.

•  If you interact with us through our public and private Web sites, we may collect information that you provide directly through online communications (such as an e-mail address). We may also collect information about your Internet service provider, your domain name, your computer’s operating system and Web browser, your use of our Web sites and your product and service preferences, through the use of “cookies.” “Cookies” recognize your computer each time you return to one of our sites, and help to improve our sites’ content and personalize your experience on our sites by, for example, suggesting offerings that may interest you. Please consult the Terms of Use of these sites for more details on our use of cookies.

2. When Do We Disclose Personal Information We Collect About You?

To provide you with the products and services you request, to better serve you, to manage our business and as otherwise required or permitted by law, we may disclose personal information we collect about you to other affiliated companies and to nonaffiliated third parties.

A. Information We Disclose to Our Affiliated Companies. In order to manage your account(s) effectively, including servicing and processing your transactions, to let you know about products and services offered by us and affiliated companies, to manage our business, and as otherwise required or permitted by law, we may disclose personal information to other affiliated companies. Offers for products and services from affiliated companies are developed under conditions designed to safeguard your personal information.

B. Information We Disclose to Third Parties. We do not disclose personal information that we collect about you to nonaffiliated third parties except to enable them to provide marketing services on our behalf, to perform joint marketing agreements with other financial institutions, and as otherwise required or permitted by law. For example, some instances where we may disclose information about you to third

(continued on next page)

parties include: for servicing and processing transactions, to offer our own products and services, to protect against fraud, for institutional risk control, to respond to judicial process or to perform services on our behalf. When we share personal information with a nonaffiliated third party, they are required to limit their use of personal information to the particular purpose for which it was shared and they are not allowed to share personal information with others except to fulfill that limited purpose.

3. How Do We Protect The Security and Confidentiality Of Personal Information We Collect About You?

We maintain physical, electronic and procedural security measures to help safeguard the personal information we collect about you. We have internal policies governing the proper handling of client information. Third parties that provide support or marketing services on our behalf may also receive personal information, and we require them to adhere to confidentiality standards with respect to such information.

4. How Can You Limit The Sharing Of Certain Types Of Personal Information With Affiliated Companies?

We respect your privacy and offer you choices as to whether we share with affiliated companies personal information that was collected to determine your eligibility for products and services you request (“eligibility information”). Please note that, even if you direct us not to share eligibility information with affiliated companies (“opt-out”), we may still share personal information, including eligibility information, with those companies in circumstances excluded from the opt-out under applicable law, such as to process transactions or to service your account. We may also share certain other types of personal information with affiliated companies—such as your name, address, telephone number, e-mail address and account number(s), and information about your transactions and experiences with us.

5. How Can You Limit the Use of Certain Types of Personal Information by Affiliated Companies for Marketing?

You may limit affiliated companies from marketing their products or services to you based on your personal information that they receive from affiliated companies. This information includes your income, assets and account history. Your choice to limit marketing offers from affiliated companies will apply until you tell us to change your choice.

(continued on next page)

If you wish to opt-out of sharing and to limit marketing offers, you may do so by:

•  Calling us at (800) 847-2424
Monday—Friday between 8a.m. and 8p.m. (ET)

•  Writing to us at the following address:
Van Kampen Privacy Department
Harborside Financial Center, Plaza Two, 3rd Floor
Jersey City, NJ 07311

If you choose to write to us, your written request should include your name, address, telephone number and account number(s) to which the opt-out applies and should not be sent with any other correspondence. In order to process your request, we require that the request be provided by you directly and not through a third party.

If you have previously notified us about your privacy preferences, it is not necessary to do so again unless you decide to change your preferences. Your opt-out preference will remain in effect with respect to this Policy (as it may be amended) until you notify us otherwise in writing. If you have a joint account, your direction for us not to share this information with other affiliated companies and for those affiliated companies not to use your personal information for marketing will be applied to all account holders on that account.

Please understand that if you opt-out, you and any joint account holders may not receive information about affiliated company products and services that could help you manage your financial resources and achieve your investment objectives.

If you hold more than one account with Van Kampen, you may receive multiple privacy policies from us, and would need to follow the directions stated in each particular policy for each account you have with us.

SPECIAL NOTICE TO RESIDENTS OF VERMONT

This section supplements our Policy with respect to our individual clients who have a Vermont address and supersedes anything to the contrary in the above Policy with respect to those clients only.

The State of Vermont requires financial institutions to obtain your consent prior to sharing personal information that they collect about you with affiliated companies and nonaffiliated third parties other than in certain limited circumstances. Except as permitted by law, we will not share personal information we collect about you with nonaffiliated third parties or other affiliated companies unless you provide us with your written consent to share such information (“opt-in”).

(continued on back)

If you wish to receive offers for investment products and services offered by or through other affiliated companies, please notify us in writing at the following address:

  Van Kampen Privacy Department
Harborside Financial Center, Plaza Two, 3rd Floor
Jersey City, NJ 07311

Your authorization should include your name, address, telephone number and account number(s) to which the opt-in applies and should not be sent with any other correspondence. In order to process your authorization, we require that the authorization be provided by you directly and not through a third-party.

The Statement of Additional Information includes additional information about Fund trustees and is available, without charge, upon request by calling 1-800-847-2424.

Van Kampen Funds Inc.
522 Fifth Ave
New York, New York 10036
www.vankampen.com

Copyright ©2009 Van Kampen Funds Inc.
All rights reserved. Member FINRA/SIPC

138, 338, 538
EQGANN 08/09
IU09-03385P-Y06/09